Exhibit 99.1

District Court sides with ION, orders new trial as to lost profits in WesternGeco litigation

HOUSTON, Aug. 30, 2019 /PRNewswire/ -- ION Geophysical Corporation (NYSE: IO) today announced that the United States District Court for the Southern District of Texas refused WesternGeco's request to reinstate a $100 million lost profits award against ION, and instead ordered a new trial to determine what lost profits, if any, WesternGeco is entitled to from surveys performed by ION's customers outside of the United States.

In January of this year, the Federal Circuit Court of Appeals in Washington, D.C. vacated a judgment that would have required ION to pay more than $100 million in lost profits damages. These damages stemmed from a 2012 verdict that ION infringed several patent claims held by WesternGeco. Four of the five patent claims that supported lost profits damages in the 2012 verdict were found, by the Federal Circuit Court, to be invalid.

"We are very pleased with the court's ruling today," stated Chris Usher, ION's President and Chief Executive Officer. "All but one of the claims that underpinned the jury's award of lost profits were for patents that never should have been issued. As we argued to the Court, the remaining claim that is in play is very narrow and governs one particular way of doing turn control that was not necessary for the surveys. After many years of litigation, we have renewed confidence in the ultimate outcome, and look forward to making our case."

About ION

ION develops and leverages innovative technologies, creating value through data capture, analysis and optimization to enhance critical decision-making, enabling superior returns. For more information, visit iongeo.com.

Contacts

ION (Investor relations)
Executive Vice President and Chief Financial Officer
Steve Bate, +1 281.552.3011
steve.bate@iongeo.com

ION (Legal)
EVP, General Counsel & Corporate Secretary
Matthew Powers, +1 281.933.3339
matt.powers@iongeo.com

The information herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may include information and other statements that are not of historical fact. Actual results may vary materially from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include the risks associated with the timing and development of ION Geophysical Corporation's products and services; pricing pressure; decreased demand; changes in oil prices; and political, execution, regulatory, and currency risks. These risks and uncertainties also include risks associated with the WesternGeco litigation and other related proceedings. We cannot predict the outcome of this litigation or the related proceedings. For additional information regarding these various risks and uncertainties, including the WesternGeco litigation, see our Form 10-K for the year ended December 31, 2018, filed on February 7, 2019. Additional risk factors, which could affect actual results, are disclosed by the Company in its filings with the Securities and Exchange Commission ("SEC"), including its Form 10-K, Form 10-Qs and Form 8-Ks filed during the year. The Company expressly disclaims any obligation to revise or update any forward-looking statements.